UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 20, 2006

GMH COMMUNITIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-32290	201181390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Campus Boulevard

Newtown Square, Pennsylvania 19073

(Address of principal executive offices)

(610) 355-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.              Results of Operations and Financial Results.

On December 20, 2006, GMH Communities Trust ("we" or the “Company”) held a conference call relating to, among other things, its results of operations for the third quarter ended September 30, 2006 (the "Conference Call").  A transcript from the Conference Call is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 7.01               Regulation FD Disclosure.

The Company also provided on the Conference Call a range relating to estimated FFO per share for the fourth quarter and year ending December 31, 2006.  Reconciliations of this FFO range estimate to net income (loss) and FFO per diluted share to earnings (loss) per diluted share, the most directly comparable GAAP measures, is provided below.

Reconciliation of Non-GAAP Financial Measures To GAAP Financial Measures

Funds From Operations

Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a generally accepted accounting principle, or GAAP, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial tables included in the financial statements that we file with the Securities and Exchange Commission. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Diluted funds from operations per share (“Diluted FFO per share”)

Diluted FFO per share is (1) FFO adjusted to add back any convertible preferred share dividends and any other changes in FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged. However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. The Company believes that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating its FFO results in the same manner that investors use earnings per share in evaluating net income available to common shareholders. In addition, since most equity REITs provide Diluted FFO per share information to the investment community, the Company believes Diluted FFO per share is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share. Diluted FFO per share, as it is based on FFO, has most of the same limitations as FFO (described above); management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures.

GMH Communities Trust

Reconciliation of 2006 Projected Diluted FFO to Projected Diluted EPS

For the year ended(in thousands, except for share and per share data)

	For the year ended
	December 31, 2006
	Low Range	High Range
Net Loss	$(5,285)	$(4,496)

Add:
Minority Interest	(4,086)	(3,475)
Depreciation on real property	37,395	37,395
Amortization of lese intangibles	5,212	5,212
FFO	$33,236	$34,636

EPS – fully diluted	$(0.07)	$(0.06)

Weighted average shares outstanding – full diluted	73,338,141	73,338,141

FFO per share/unit – fully diluted	$0.45	$0.47

Weighted average shares/units outstanding – fully diluted	73,338,141	73,338,141

	For the three months ended December 31, 2006
	Low Range	High Range
Net Loss	$(1,592)	$(803)

Add:
Minority Interest	(1,257)	(646)
Depreciation on real property	10,641	10,641
Amortization of lease intangibles	1,100	1,100
FFO	$8,892	$10,292

EPS – fully diluted	$(0.02)	$(0.01)

Weighted average shares outstanding – fully diluted	73,131,138	73,131,138

FFO per share/unit – fully diluted	$0.12	$0.14

Weighted average shares/units outstanding – fully diluted	73,131,138	73,131,138

Item 9.01.              Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit Number	Description
99.1

Transcript of GMH Commnities Trust conference call held on December 20, 2006, relating to reported results of operations for the third quarter ended September 30, 2006, and furnished in accordance with Item 2.02 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2006

GMH COMMUNITIES TRUST

	By:	/s/ J. Patrick O’Grady
	Name:	J. Patrick O’Grady
	Title:	Executive Vice President and Chief Financial Officer